Aradigm Announces Fourth Quarter 2009 and Full Year Financial Results

Net Loss is Reduced by 39% While Advancing Bronchiectasis Clinical Program

Hayward, CA – March 23, 2010 – Aradigm Corporation (OTC BB: ARDM.OB) (the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2009.

The Company recorded no revenue in the fourth quarter of 2009 or the fourth quarter of 2008. Total operating expenses for the fourth quarter of 2009 were $3.3 million, compared with total operating expenses of $5.3 million for the fourth quarter of 2008. The decrease in operating expenses was due to expense reduction efforts. The Company’s net loss for the fourth quarter of 2009 was $3.4 million, or $0.03 per share, compared with a net loss of $5.3 million, or $0.10 per share, for the same period in 2008.

Full Year Results

Revenues for the year ended December 31, 2009 were $4.9 million, compared with revenues of $251,000 in 2008. The increase in revenue was due to the fact that revenue from milestone and development payments received during the collaboration with United Therapeutics Corporation and previously recorded as deferred revenue were recognized as revenue upon the termination of the collaboration. Total operating expenses for 2009 were $18.3 million, compared with total operating expenses of $23.3 million in 2008. Research and development expenses decreased by $5.1 million, general and administrative expenses decreased by $1.6 million, and restructuring and asset impairment expenses increased by $1.8 million. The decrease in research and development expenses and in general and administrative expenses was consistent with the Company’s ongoing expense reduction efforts, including reductions in headcount and other operating expenses. Total direct cost of the clinical trials associated with the Company’s lead product candidates, ARD-3100 and ARD-3150 (inhaled liposomal ciprofloxacin), remained relatively constant between 2008 and 2009. The increase in restructuring and asset impairment expenses is the result of the impairment of AERx® technology fixed assets, following the termination of the collaboration with United Therapeutics Corporation. The net loss for the year ended December 31, 2009 was $13.8 million, or $0.15 per share, compared with a net loss of $22.6 million, or $0.42 per share, in 2008.

As of December 31, 2009, cash, cash equivalents and short-term investments totaled $9.1 million, and did not include the $4.0 million Zogenix, Inc. (“Zogenix”) milestone payment received in February 2010.

Recent Highlights

•	November 16, 2009: announced that the first patient was dosed in the 6-month, multicenter, international Phase 2b ORBIT-2 (Once-daily Respiratory Bronchiectasis Inhalation Treatment) trial of a novel version of inhaled ciprofloxacin (ARD-3150) in 40 adult patients with non-cystic fibrosis bronchiectasis. The randomized, double-blind, placebo-controlled trial is being conducted in Australia and New Zealand. Following a 14 day screening period, the patients are being treated once-a-day for 28 days with either the active drug, or placebo, followed by a 28 day off-treatment period. This on-off sequence is being repeated three times. The primary endpoint is defined as the mean change in Pseudomonas aeruginosa density in sputum (colony forming units – CFU — per gram) from baseline to day 28 of the active treatment group versus placebo. Safety and tolerability assessments of the treatment versus placebo group will be performed and secondary efficacy endpoints will include long term microbiological responses, time to an exacerbation, severity of exacerbations, length of time to resolve exacerbations, and changes in spirometry and in quality of life measurements.

•	February 4, 2010: announced the receipt of the $4.0 million milestone payment from Zogenix based upon the first commercial sale in the U.S. of SUMAVEL™ DosePro™ (sumatriptan injection) needle-free delivery system. The Company will receive quarterly royalty payments on all SUMAVEL DosePro sales. In 2006, the Company sold all assets related to the Intraject™ needle-free injector technology (now rebranded as DosePro) to Zogenix in exchange for milestone and royalty payments. SUMAVEL DosePro is being marketed in the U.S. by Zogenix and its co-marketing partner Astellas Pharma US Inc. SUMAVEL is pending approval in the European Union where it was licensed to Desitin Pharmaceuticals GmbH, a German specialty pharmaceutical company.

•	February 23, 2010: announced that the first patient was dosed in the U.S. as part of the ORBIT-1 trial, an international, randomized, double-blind, placebo-controlled Phase 2b study designed to evaluate the Company’s inhaled liposomal ciprofloxacin (ARD-3100) in patients with non-cystic fibrosis bronchiectasis under a U.S. IND. The ORBIT-1 trial, a Phase 2b study, will randomize 96 patients, who will receive for four weeks, either one of two different once-daily inhaled doses (100 or 150 mg ciprofloxacin delivered by inhalation as 2 or 3 mL of liposomal dispersion, respectively) or once-daily inhaled placebo. The primary efficacy endpoint will be a standard measure of antibacterial activity - the change from baseline in sputum Pseudomonas aeruginosa colony forming units (CFUs). Secondary endpoints will include quality of life measurements and improvement of outcomes with respect to exacerbations. Lung function changes will be monitored for safety.

“In the last year, we advanced our lead product candidate, inhaled liposomal ciprofloxacin for the treatment of infections associated with severe respiratory disease, that culminated in the two concurrent Phase 2b ORBIT-1 and ORBIT-2 clinical trials in bronchiectasis patients,” said Igor Gonda, Ph.D., the Company’s President and CEO. “In February 2010, we received the milestone payment from Zogenix upon the commercial launch of SUMAVEL DosePro and we will begin receiving quarterly royalty payments from the sale of this product. These payments, together with our cash on hand, will enable us to continue to advance our lead product candidate with completion of the Phase 2b trials in bronchiectasis expected later this year.”

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of a portfolio of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists. The Company has product candidates addressing the treatment of cystic fibrosis, bronchiectasis, inhalation anthrax infections and smoking cessation.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the timing and results of clinical trials and the payment of royalties, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 30, 2009, and the Company’s Quarterly Reports on Form 10-Q.

Aradigm, AERx and the Aradigm Logo are registered trademarks of Aradigm Corporation.

Other names and brands may be claimed as the property of others.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Chief Financial Officer, 510-265-9370

ARADIGM CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues	$-	$-	$4,883	$251

Operating expenses:
Research and development	2,327	3,607	11,406	16,499
General and administrative	941	1,690	5,030	6,679
Restructuring and asset impairment	14	18	1,874	79

Total operating expenses	3,282	5,315	18,310	23,257

Loss from operations	(3,282)	(5,315)	(13,427)	(23,006)
Interest income	14	72	72	781
Interest expense	(110)	(105)	(428)	(408)
Other income (expense), net	(1)	1	(4)	—
Income tax benefit	15	25	15	25

Net loss	$(3,364)	$(5,322)	$(13,772)	$(22,608)

Basic and diluted net loss per common share	$(0.03)	$(0.10)	$(0.15)	$(0.42)

Shares used in computing basic and diluted net loss per common share	99,648	54,317	92,348	54,162

ARADIGM CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$3,903	$16,741
Short-term investments	5,228	2,399
Receivables	155	393
Restricted cash	—	225
Prepaid and other current assets	328	387

Total current assets	9,614	20,145
Property and equipment, net	2,166	5,093
Notes receivable	52	34
Other assets	133	247

Total assets	$11,965	$25,519

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	572	739
Accrued clinical and cost of other studies	670	94
Accrued compensation	341	1,051
Facility lease exit obligation	263	318
Other accrued liabilities	357	630

Total current liabilities	2,203	2,832
Deferred rent, non-current	136	199
Facility lease exit obligation, non-current	828	1,056
Deferred revenue, non-current	—	4,122
Other non-current liabilities	75	82
Note payable and accrued interest	8,896	8,472
Shareholders’ equity (deficit)	(173)	8,756

Total liabilities and shareholders’ equity (deficit)	$11,965	$25,519

# # #